 Exhibit 99.1

Press Release

Vuzix Reports Continued Smart Glasses Growth in Q3-2021

ROCHESTER, N.Y., November 8, 2021 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its third quarter results for the period ended September 30, 2021.

“We continue to see growing demand across our product lines with an increasing number of proven use cases, and we have invested to be best prepared to fulfill that demand. While we are pleased to report another period of both sequential and year-over-year revenue growth, our third quarter sales came in at the low end of our expectations largely due to shipping delays, external supply chain challenges, and the timing of larger orders associated with several blue-chip customers,” said Paul Travers, President and CEO of Vuzix. “Healthcare and the return of logistics and warehousing purchase orders following the debilitating impact of the COVID pandemic were high growth verticals for us in the quarter. Additionally, we continued to make good commercial progress with an expanding number of Fortune 100 firms across multiple industries that are looking to standardize on Vuzix Smart Glasses throughout their respective operations to support training, logistics and supply chain use cases. Feedback from these customers about our products and their operational benefits generating meaningful return on investment has been uniformly positive and we intend to extend the breadth and competitiveness of our solutions going forward as industry growth accelerates. At the same time, we are addressing expanding opportunities for our optical and display solutions on the OEM side.”

“Vuzix Next Generation Smart Glasses are being prepped for introduction in what will be a revolutionary leap for enterprise AR smart glasses. On the software side, our new Vuzix Custom Solutions business unit, formerly referred to as the Integrated Solutions Business Unit, is streamlined and focused with strong talent and is engaged with a number of large organizations to drive requirements around solving problems and implementing solutions for enterprises based upon a full suite of Vuzix Smart Glasses-based solutions and services.”

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended September 30, 2021 and 2020, respectively:

	For 3 Months Ended September 30
	($000s except per share amounts)
	2021	2020
Sales:
Sales of Products	$3,019	$2,686
Sales of Engineering Services	-	93

Total Sales	3,019	2,779

Total Cost of Sales	2,435	2,431

Gross Profit	583	348
Gross Profit %	19%	13%

Operating Expenses:
Research and Development	3,270	1,874
Selling and Marketing	1,590	936
General and Administrative	3,112	1,635
Depreciation and Amortization	434	635
Loss on Fixed Assets and Other Asset
Impairment	8	16

Total Operating Expenses	8,414	5,096

Loss from Operations	(7,830)	(4,748)

Net Loss	(7,946)	(4,761)

Loss per Common Share	$(0.13)	$(0.13)

Third Quarter 2021 Financial Results

For the three months ended September 30, 2021, total revenues increased by 9% to $3.0 million versus $2.8 million for the comparable period in 2020. The increase was entirely due to higher sales of Vuzix smart glasses products, which rose $0.3 million or 12% over the comparable period in 2020.

There was an overall gross profit of $0.6 million or 19% of revenues for the three months ended September 30, 2021 as compared to $0.3 million or 13% for the same period in 2020. The increase was largely due to improvements in our product gross margins before overheads and other items compared to the prior year’s period.

Research and Development expense was $3.3 million for the three months ended September 30, 2021 compared to $1.9 million for the comparable 2020 period, an increase of approximately 74%. The rise in R&D expense was largely driven by increases in external development expenses related to Next Generation Smart Glasses and salary, benefits and non-cash stock-based compensation due to head count additions.

Selling and Marketing expense was $1.6 million for the three months ended September 30, 2021, versus $0.9 million the comparable 2020 period, an increase of approximately 70%. The rise was primarily due to increases in salary, benefits, and non-cash stock-based compensation expense related to head count additions (including the hiring of more full-time sales consultants outside of North America) and higher advertising expenses.

General and Administrative expense for the three months ended September 30, 2021 was $3.1 million versus $1.6 million for the comparable 2020 period, an increase of approximately 90%. The rise was primarily due to additional headcount resulting in a net increase in salary and salary benefits related expenses of $1.1 million (of which $0.4 million was related to non-cash stock-based compensation) and higher legal and insurance costs.

The net loss attributable to common stockholders for the three months ended September 30, 2021 was $7.9 million or $0.13 cents per share versus a net loss of $5.3 million or $0.13 for the same period in 2020.

The net cash operating loss after adding back non-cash items for the third quarter of 2021 was $5.8 million as compared to a loss of $3.0 million for the third quarter of 2020. As of September 30, 2021, the Company maintained cash and cash equivalents of $128.7 million and an overall working capital position of $140.3 million.

Management Outlook

“With only eight weeks left in the year, we have a lot on our plate to complete by year-end. We remain focused on successfully completing multiple strategic initiatives that we believe will accelerate the adoption of smart glasses, expand our business model, augment our optical know-how and capabilities, and ultimately unlock significant value for Vuzix shareholders. We are continuing to develop our core technology and next generation products that we believe will be vital to enabling broader market adoption in support of enterprise, defense, aerospace and OEM smart glasses manufacturers. We expect to introduce four new smart glasses products in 2022, starting in the first quarter. Lastly, we are continuing to diversify our sales channels and deliver hand-to-glove service to our cornerstone customers to support their broader adoption of Vuzix smart glasses while continuing to pave-the-way for enabling additional new market adoptions globally,” said Mr. Travers. “For our fourth quarter of 2021, we anticipate another quarter of sequential revenue growth and we feel very confident regarding our growth prospects for 2022.”

Conference Call Information

Date: Monday, November 8, 2021

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://78449.themediaframe.com/dataconf/productusers/VUZI/mediaframe/47149/indexl.html

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended September 30, 2021.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on November 8, 2021, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13724422.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 233 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2021 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit Vuzix website, Twitter and Vuzix website,  Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com